UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SYNALLOY CORPORATION
(Name of Registrant as Specified in Its Charter)

PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON UPG ENTERPRISES LLC PAUL DOUGLASS CHRISTOPHER HUTTER ANDEE HARRIS ALDO MAZZAFERRO BENJAMIN ROSENZWEIG JOHN P. SCHAUERMAN
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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On June 26, 2020, the Stockholder Group issued the following press release, which was also posted to www.StrengthenSynalloy.com.

Privet Fund and UPG Enterprises Issue Letter to Stockholders Reinforcing the Need to Reconstitute a Majority of the Board at Synalloy’s Annual Meeting

Letter Encourages Stockholders to Consider One Final Question: Which Slate is Offering the Superior People, Plan and Projected Results?

Highlights the Fact that Under the Incumbent Board and Chief Executive Officer Craig Bram, Synalloy is Being Dropped from the Russell 3000 and its Stock is Nearing a Five-Year Low

Reiterates That Meaningful – Not Incremental – Change is Needed in the Boardroom to Ensure Implementation of Privet and UPG’s Plan for Averting Financial Distress and Achieving up to ~$25 Per Share in Near-Term Value

Urges Stockholders to See Through the Incumbent Board’s Cumulative Voting Smokescreen and Vote FOR the Meaningful Change Only Offered on the WHITE Proxy Card

ATLANTA & CHICAGO--(BUSINESS WIRE)--Privet Fund Management LLC (together with its affiliates, "Privet") and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, the "Stockholder Group" or “we” or “us”), which collectively own approximately 24.9% of the outstanding common stock of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the "Company"), today issued the below open letter in connection with its nomination of five highly-qualified and independent candidates – Andee Harris, Chris Hutter, Aldo Mazzaferro, Ben Rosenzweig and John Schauerman – for election to Synalloy’s Board of Directors at the upcoming Annual Meeting of Stockholders scheduled to be held on June 30, 2020. We urge all stockholders seeking to protect and enhance the value of their investment to vote on the WHITE Proxy Card. Stockholders can review all of the facts pertaining to Privet, UPG, our nominees, and their strategy for delivering up to $25 per share in near-term value and repositioning the Company for long-term success at www.StrengthenSynalloy.com.

***

Fellow Stockholders,

Privet Fund Management LLC (together with its affiliates, "Privet") and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, the "Stockholder Group" or “we” or “us”) have maintained one overarching goal since the outset of this election contest: deliver the meaningful – not incremental – change urgently needed atop Synalloy Corporation (“Synalloy” or the “Company”). We nominated five highly-qualified individuals for election to the Company’s eight-member Board of Directors (the “Board”) because minority representation will not dislodge the incumbents, who have spent the last decade delivering staggering underperformance and racking up massive debt while failing to realize the potential of Synalloy’s high-quality assets and skilled workforce. We believe the need for meaningful change at Synalloy has only grown in recent weeks as the Company has failed to produce a strategic turnaround plan and its stock has plunged to a near five-year low of $6.51 and has now been dropped from the Russell 3000.1

1 Synalloy Corporation’s common stock traded as low as $6.51 during intraday trading on June 25, 2020.

For Privet and UPG, this election contest has always been about putting qualified individuals in place who can address Synalloy’s fixable weaknesses in the near-term and reposition the Company as a thriving public market participant over the long-term. This is why we released a detailed and transparent plan earlier this month that outlines revenue enhancement priorities, margin improvement initiatives and cost containment efforts. We continue to believe that immediate corrective action can ensure Synalloy averts financial distress, navigates any second wave of COVID-19 and delivers up to $25 per share in near-term value. Our plan also makes it abundantly clear that we are not seeking to acquire Synalloy in the future or initiate a so-called “integration” with UPG moving forward. Despite the incumbents’ desperate attempts to divert attention from their lack of qualifications and objectively horrendous results, Privet and all of the Stockholder Group’s nominees besides Chris Hutter have no financial stake in UPG. The Stockholder Group and its nominees would gain absolutely nothing from allowing any of Synalloy’s value to accrue to another entity. We only make money when Synalloy’s stock rises, and that has not happened under the incumbent Board.

Now that this election contest is nearing its conclusion, we are asking stockholders to consider one final question as they make up their minds: which slate is offering the best people, plan and projected results? This is perhaps the most important question of all once the rancor and rhetoric are set aside. We believe an objective review of the facts should point stockholders to the slate running on the WHITE Proxy Card:

•	Privet and UPG are offering a diverse, experienced and passionate slate of director nominees. We deliberately recruited a slate with diverse backgrounds and skillsets, including industrial manufacturing experience, metals expertise, capital allocation and transaction acumen, human capital management knowhow and strong track records serving on public company boards of directors. We also wanted to offer stockholders a slate that is committed to enhancing relationships with employee stakeholders, incorporating data and analytics into boardroom decision-making, and positioning Synalloy as a force for good when it comes to critical Environmental, Social and Governance issues. If elected, our nominees – Andee Harris, Chris Hutter, Aldo Mazzaferro, Ben Rosenzweig and John Schauerman – will ensure Synalloy has a modernized and transparent Board that is focused on staying ahead of the shifts in the 21st Century manufacturing economy.

•	Privet and UPG are offering an aligned, conflict-free and proven Chief Executive Officer. Chris Hutter, who helped build UPG into a metals and manufacturing powerhouse 2.5x the size of Synalloy in just 6 years, aims to immediately leave his position at UPG to focus 100% of his time on serving as Synalloy’s interim Chief Executive Officer. Mr. Hutter has sought to demonstrate throughout this election contest the levels of competence, integrity and transparency that stockholders should expect from their Chief Executive Officer. When Synalloy initiated a low-road smear campaign to try to tarnish him and his business record, Mr. Hutter led the charge to release fact-based information about what he has helped build at UPG, including granular metrics pertaining to the company’s revenue, warehouse footprint, truck fleet and customer base.

•	Privet and UPG are offering a comprehensive strategic plan – unlike the incumbents. As noted, our nominees have released a detailed strategy for increasing revenue, improving margins and reducing wasteful spending. This strategic plan is a practicable roadmap for addressing excessive debt, revitalizing a neglected employee base and enhancing broken operations. These enhancements can help underpin near-term value creation and set the stage for sustainable long-term growth. In addition, we have outlined governance guardrails in our plan to ensure that stockholders are no longer exposed to the culture of cronyism and conflicts that has enabled rampant abuses, including the Board implementing a poison pill without stockholder approval, intentionally omitting disclosures about the multi-decade business dealings among Board members and Chief Executive Officer Craig Bram covertly running his own private investment firm out the Company’s offices.[2]

•	Privet and UPG are offering tangible targets, including up to $25 per share in near-term value creation. Our nominees recognize that as soon as they step into the boardroom, they will be accountable to stockholders – and they fully welcome that accountability. This is why we have consistently made stockholders aware of what our nominees are aiming to achieve if they are all elected and their plan can be implemented. Given that Synalloy is being dropped from the Russell 3000 and its stock price has plunged to a near five-year low, we believe stockholders have even more reason to embrace a plan that can result in ~4x stock price appreciation and set the stage for long-run success as a standalone public entity.

2 Horizon Capital Management, Inc. Form ADV dated January 20, 2020 (https://reports.adviserinfo.sec.gov/reports/ADV/115815/PDF/115815.pdf).

As this election contest has unfolded, we have been truly disappointed to see that the incumbent Board and Mr. Bram have resorted to what amount to dirty tricks and misinformation tactics. The Company has issued a press release nearly every day for the past week. Not a single one of these communications lays out what the incumbents stand for, how they plan to run the business or their long-term strategic vision. We cannot help but suspect that this approach – distractions and baseless mischaracterizations over business substance – has contributed to the massive erosion of stockholder value in recent weeks. Now that Synalloy’s stock price is down more than 20% over the past 30 days, its market capitalization is roughly half of what it was just a year ago. This dire situation is compounded by the fact that Synalloy’s debt now exceeds its equity market value and the Company appears destined to imminently breach its borrowing covenants.

Bleak as all of this may seem, facilitating meaningful Board-level change at the Annual Meeting of Stockholders can be the remedy. Our nominees are ready to hit the ground running immediately and direct all of the Board’s efforts towards prompt revenue enhancements, expedited cost cuts and immediate management of the Company’s debt, including through leveraging Messrs. Rosenzweig and Hutter’s relationships in the banking community to explore more favorable refinancing options. Mr. Hutter also intends to begin his tenure as interim Chief Executive Officer by traveling to all eight of Synalloy’s businesses to meet with the first, second and third shift teams and managers. We will not waste any time engineering the wholesale turnaround that Synalloy clearly needs in order to avert financial distress and navigate the tremendous period of economic uncertainly that may ensue if COVID-19’s second wave picks up.

We hope all stockholders recognize that Privet, UPG and their nominees have not just invested capital in Synalloy, but also hundreds of hours of thoughtful planning and thorough preparation. When stockholders consider which slate offers the better people, plan and projected results, it should be clear that our slate is prepared to always go the extra mile for stockholders, employees, customers, vendors and the communities Synalloy operates in. We could not be more excited about the opportunity to build a stronger Synalloy that rewards stockholders and benefits all of the Company’s stakeholders for years to come.

Thank you for your support.

Sincerely,

/s/ Andee Harris	/s/ Chris Hutter	/s/ Aldo Mazzaferro	/s/ Ben Rosenzweig	/s/ John Schauerman
Andee Harris	Chris Hutter	Aldo Mazzaferro	Ben Rosenzweig	John Schauerman

About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure. Privet was founded in 2007 and is based in Atlanta, GA.

About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what's right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com